EXHIBIT 5

February 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

RE:      Grubb & Ellis Company
         1,000,000 Shares of Common Stock, Par Value $0.01 Per Share


Ladies/Gentlemen:

The undersigned is Assistant General Counsel of Grubb & Ellis Company, a Delaware corporation (the "Company"). This legal opinion is provided in connection with the registration on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission by the Company on February 1, 2002 under the Securities Act of 1933, as amended, of 1,000,000 additional shares of Common Stock, $.01 par value ("Shares"), issuable under the Grubb & Ellis Employee Stock Purchase Plan, as amended (the "Plan").

In connection with this opinion, the undersigned is familiar with the corporate proceedings taken by the Company related to the issuance of the Shares, and has made such other examinations of law and fact as considered necessary in order to form a basis for the opinion hereafter expressed.

Based on the foregoing, the undersigned is of the opinion that the Shares have been duly authorized and when issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

The undersigned is opining herein as to the effect on the issuance of the Shares only of the General Corporation Law of the State of Delaware. The undersigned expresses no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws or as to any matters of municipal law or other laws of any other local agencies within any state.

The undersigned consents to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ CAROL M. VANAIRSDALE
------------------------
Carol M. Vanairsdale
Assistant General Counsel